Exhibit 10.5

RETAIL OPERATIONS AGREEMENT

This RETAIL OPERATIONS AGREEMENT (the “Agreement”) is entered into by Lands’ End, Inc., a Delaware corporation (“LE”) and Sears, Roebuck and Co., a New York corporation, (“SRC”). Certain terms are defined where they are first used below; while others are defined in Appendix #1 (Glossary). SRC and LE each are sometimes referred to herein as a “Party” and together sometimes are referred to as the “Parties.”

Terms and Conditions

For good and valuable consideration, the receipt of which SRC and LE acknowledge, SRC and LE agree as follows:

1.	PROVISION OF SERVICES.

1.1 Retail Operations.

(a) Services. Solely in connection with the Leases (as that term is defined below), SRC agrees to provide LE certain retail operations services as further described in this Agreement and the attached Appendix #2 (the “Services”). Except as expressly stated on Appendix #2 (Services), in the event of any conflict or inconsistency between this Agreement and Appendix #2, this Agreement will control.

(b) LE Shops. The Services under this Agreement are provided solely for: (i) the LE Merchandise identified in Appendix #1 and (ii) the “Lands’ End Shops at Sears” identified in the Leases as of the Effective Date; provided that as locations are removed from the Leases they shall be removed from this Agreement as well subject to the Wind-down Activities set forth in Section 13.6 (collectively, the “LE Shops”). The sale of Merchandise by LE in LE Shops and the provision of Services with respect thereto by SRC shall be referred to herein as the “LE Shop Program.” All Merchandise will be procured and provided by LE and shall bear “LE Marks” (as defined below) and no Merchandise shall bear “Sears Marks” (as defined below). LE shall be the sole owner of, and be solely responsible for, all Merchandise sold under this Agreement.

(c) Prior Services. The intent of the parties is that the Services described herein are those that SRC was providing to LE prior to the Effective Date in connection with the sale of the Merchandise in Sears Locations; provided, however, that the parties have endeavored to modify such Services as necessary to reflect the spin-off of LE and to reflect that Merchandise is owned by LE. If a Party identifies a service that was previously provided by SRC that is not described in this Agreement, it will notify the other Party’s Contact Person (as provided for in Section 8.14 below), and the Parties will work together in Good Faith to determine whether they wish to have such service added to this Agreement; any such addition will require a written amendment to this Agreement signed by both parties to be effective. The Parties will include in such an amendment, if they agree to execute one, a description of the service, the Fees, and allocation of expenses for such Service.

(d) Amendments. Unless otherwise agreed in writing by the Parties, the Services to be provided by SRC under this Agreement are limited to those expressly stated herein, including those described in Section 1(c) above. This Agreement, and the Services, Fees and Expenses hereunder, may only be modified by a written amendment which must be signed by both parties to be effective (each an “Amendment”). LE acknowledges that modifications to this Agreement will require certain internal approvals by SRC and therefore absent an Amendment; LE will not rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the parties.

(e) Changes in the Services. If LE desires to make changes in this Agreement to provide for different or additional Services (each a “Service Change”) to be provided by SRC, the parties shall comply with the following Service Change process:

(i) LE shall prepare a written proposal for the Service Change including a description of the services, deliverables, schedule, in such detail as would be needed by an unaffiliated third party contractor to develop a competent price proposal for similar services.

(ii) If SRC is willing to consider the Service Change, SRC shall send to LE a response; including any changes to the services, deliverables, schedule and fees under this Agreement.

(iii) All Service Change proposals/responses must be delivered by a Party’s Contact Person to the other Party’s Contact Person. If the Parties desire, each in their sole discretion, to move forward with a Service Change the parties will negotiate, a proposed amendment to this Agreement documenting the Service Change, after which the parties will need seek all necessary internal approvals prior to signing the proposed amendment. In the absence of a signed Amendment, the Parties must fulfill their obligations under this Agreement without regard to such proposed amendment.

(f) No Legal Service/Advice. Notwithstanding anything herein to the contrary, SRC shall not provide any legal services or legal advice to LE, LE is not entitled to rely on SRC for legal advice and counsel, nor shall SRC’s advice be construed as legal advice.

1.2 Leases. The Parties have entered into a Master Lease, which is attached as Appendix #3 and a Master Sub-Lease, which is attached hereto as Appendix #4, (each a “Lease” and collectively, the “Leases”). As it pertains to each Lease and each LE Shop under a Lease, this Agreement is subject and subordinate to all of the terms, agreements and conditions contained in the applicable Lease. If any conflict should arise between the terms of this Agreement and the applicable Lease, first, the Lease and then, secondarily, this Agreement shall control.

1.3 LE Shop Program Start Date. The LE Shop Program will commence on the Effective Date.

1.4 No Representations. Neither Party makes any promises or representations whatsoever as to the potential amount of business LE and SRC can expect at any time from the LE Shop Program.

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2.	TERM.

This Agreement shall be effective immediately following the “Effective Time” specified in the Separation and Distribution Agreement (the “Separation Agreement”) to be executed and delivered by LE and Sears Holdings Corporation (the date on which the Effective Time occurs, the “Effective Date”). The calendar day that becomes the Effective Date will be inserted on Appendix #5 after the Effective Date has occurred. Unless sooner terminated on the limited grounds expressly provided for in this Agreement, this Agreement shall remain in effect from the Effective Date through the term of each Lease; provided that this Agreement shall be automatically terminated, as to each LE Shop upon expiration or termination of the lease of such LE Shop under its applicable Lease (the “Service Period”).

3.	USE OF MARKS AND ADVERTISING.

3.1 Grant of License – Sears Marks. Subject to all the terms and conditions of this Agreement, SRC hereby grants to LE and its Affiliates, for and during the Service Period, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks contained in Appendix #6 or such other marks as SRC and LE may agree upon (collectively, the “Sears Marks”), for the limited purpose of identifying the locations of the LE Shops, subject to SRC’s prior review and approval of each use. Such approval shall not be unreasonably withheld or delayed. LE acknowledges that the use of any Sears Mark will not confer upon LE any proprietary rights to the Sears Mark, and LE will not question, contest, or challenge SRC’s or its Affiliates’ ownership of a Sears Mark. LE will not register or attempt to register any Sears Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar SRC or its Affiliates from protecting its right to the exclusive ownership of a Sears Mark against infringement or appropriation by any party or parties, including LE. SRC will have the right to control the quality and nature of any use of the Sears Marks, and LE will conform to the standards set by SRC in conjunction therewith. All goodwill related to the use of any Sears Mark under this license shall inure to the benefit of SRC or its Affiliates. LE shall comply at all times with any instructions provided in writing by SRC from time to time regarding use of the Sears Marks. LE shall use the Sears Marks only as expressly authorized in this Agreement and shall take all reasonable steps to preserve the goodwill, prestige and reputation associated with the Marks. LE acknowledges that SRC may, from time to time, issue additional guidelines or instructions regarding the use of the Sears Marks, and LE shall comply with any reasonable guidelines and instructions. LE shall not sublicense any rights in any Sears Mark without SRC’s prior written consent, which SRC may withhold in its sole discretion.

3.2 Grant of License – LE Marks. Subject to all the terms and conditions of this Agreement, LE hereby grants to SRC and its Affiliates, for and during the Service Period, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks contained in Appendix #7 (collectively, the “Listed LE Marks”), as well as such other marks as LE applies to Merchandise (together with the Listed LE Marks, collectively, the “LE Marks”), for the limited purpose of promoting the LE Shops and the Merchandise, subject to LE’s prior review and approval of each use. Such approval shall not be unreasonably withheld or delayed. SRC acknowledges that the use of any LE Mark will not

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confer upon SRC any proprietary rights to the LE Mark. SRC will not register or attempt to register any Listed LE Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar LE or its Affiliates from protecting its right to the exclusive ownership of a LE Mark against infringement or appropriation by any party or parties, including SRC. LE will have the right to control the quality and nature of the use of all LE Marks, and SRC will conform to the standards set by LE in conjunction therewith; provided that LE shall be obligated to reimburse SRC for any costs SRC incurs to abide LE’s requirements associated with the use of LE Marks in connection with the LE Shop Program. All goodwill related to the use of any LE Mark under this license shall inure to the benefit of LE or its Affiliates. SRC shall not sublicense any rights in any LE Mark (other than for use by SRC Personnel providing services in connection with this Agreement), without LE’s prior written consent, which LE may withhold in its sole discretion.

3.3 Advertising. LE shall advertise the Merchandise (including advertising that such Merchandise is available at the LE Shop locations) and the LE Shop locations in a manner consistent with and at least as frequent as its practices prior to the Effective Date. SRC has no obligation to advertise the Merchandise or the LE Shop Program, but SRC may elect to offer joint advertising programs to LE or to participate in joint advertising programs offered by LE. Each Party may opt to participate in such joint advertising efforts, in its sole election, during the Service Period. If the Parties elect to participate in joint advertising efforts, the parties will negotiate, in Good Faith, the allocation of the cost between the parties. For all LE advertisements that reference the LE Shops or otherwise use the Sears Marks, LE shall submit to SRC (a) all signs and advertising copy (including sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials, and internet advertising), and (b) all promotional plans and devices (including coupons, contests, events and giveaways); provided that once a use has been approved, LE does not need to request approval to use the same mark in the same manner again. LE shall not use any such advertising material, promotional plan or device without the prior written approval of SRC, which approval shall not be unreasonably withheld. SRC has the right to audit the LE’s advertising and promotional materials and practices at any time to assess LE’s party’s compliance with this Agreement. LE shall at all times adhere to SRC’s written policies regarding interaction with the media.

3.4 Limitations on use/Phase-out of APOSTROPHE mark. Notwithstanding the foregoing, the Parties further agree that with regard to the APOSTROPHE trademark: 1) that LE’s use shall be limited to its current use as a title of its quarterly, on-line only, newsletter; and 2) that LE shall discontinue all use of the APOSTROPHE trademark upon termination or expiration of the Service Period.

3.5 Promotion and Goodwill; No Disparagement. Without limiting its obligations in Section 3.3, LE shall use commercially reasonable efforts to promote the LE Shops and maintain goodwill among its customers and Personnel towards SRC, the LE Shops and the LE Shop Program. LE shall (and LE shall cause its Personnel) not to disparage SRC, the LE Shops and the LE Shop Program.

4.	FEES.

4.1 SRC Fees. As compensation for the SRC services provided herein, LE shall pay SRC the fees (the “SRC Fees”) in accordance with Appendix #2 (“Service Description”).

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4.2 Rights of Recoupment and Setoff. SRC has the right to invoice LE for any liability or obligation that LE’s may owe to and all SRC or its affiliates. LE shall pay such liability or obligation promptly upon demand. If LE does not pay such SRC invoices within ten days, SRC shall have the right to reduce, withhold or setoff against any payment due LE hereunder with respect to any such liability or obligation. SRC’s rights to recoupment and set-off shall be senior to any claim asserted by any other party against the payment.

4.3 Expenses. In addition to the fees stated herein, unless otherwise expressly stated herein, LE will reimburse SRC for all other reasonable out-of-pocket expenses actually incurred in its performance of the Services (“Expenses”). To the extent reasonably practicable, SRC will provide LE with notice of such Expenses prior to incurring them. If directed by SRC, LE will pay directly any or all third-party contractors providing Services to or for the benefit of LE. The cost of all third-party Personnel used to perform the Services hereunder will be reimbursed by LE on a cost basis. Except as otherwise provided for in this Agreement, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement. Notwithstanding the above, if SRC or its Affiliates outsource a Service set forth in Appendix #2 for which there is a fee assigned or the parties have agreed there is no fee; LE will only be liable for the fee stated therein, if any, subject to adjustment as provided therein (not the third party’s expenses).

4.4 Reconciliation and Payments. LE will pay SRC Fees, Expenses and Transaction Taxes as set forth in Section 4.1 and with the payment terms set forth in Section 14.19 of the Separation Agreement. SRC shall pay LE all net cash (including check) proceeds collected from the sale of LE Merchandise to LE. LE will pay all Fees, Expenses and Transaction Taxes within 10 days of SRC’s valid invoice to LE. Unless otherwise mutually agreed in writing, all amounts payable under this Agreement will be reconciled weekly and the parties will, after netting amounts due under the other Ancillary Agreements, make payments to the Party who is owned the net amount by electronic transfer of immediately available funds to a bank account designated by such Party from time to time. All amounts remaining unpaid for more than 15 days after their respective due date(s) will accrue interest as set forth in Section 14.19 (Payment Terms) of the Separation Agreement, until paid in full. Upon LE’s reasonable request, SRC will provide reasonable information to substantiate the Fees and Expenses charged hereunder; to the extent such information is readily available to SRC.

4.5 Transaction Taxes. Fees do not include applicable taxes. LE will be responsible for the payment of all taxes payable in connection with the Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SRC, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). LE will reimburse SRC for any deficiency relating to Transaction Taxes that are LE’s responsibility under this Agreement. Notwithstanding anything in this Section 4.6 to the contrary, each Party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. The Parties will cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

4.6 Sales Taxes. SRC will collect sales taxes from LE customers (“Sales Taxes”) and to the extent required by applicable law, SRC will hold the Sales Taxes in a constructive trust.

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For as long as SRC files Sales Tax returns on behalf of LE under the Transitions Services Agreement, SRC will remit such Sales Taxes directly to the appropriate taxing authority. Upon expiration of sales tax services in the Transition Services Agreement, SRC will transfer collected Sales Taxes and transmit associated Sales Taxes data to LE. All costs and expenses incurred by SRC in transferring such funds and transmitting such data to LE, including all changes to SRC’s and/or LE’s systems required to transmit and receive such data will be charged to LE.

5.	PROCUREMENT AND SUPPLY OF MERCHANDISE AND LE SUPPLIES.

5.1 Overall Responsibility. LE is solely responsible for the procurement and supply of Merchandise and LE Supplies to the LE Shops. Subject to the immediately foregoing sentence, SRC will assist LE as expressly provided for below.

5.2 Transition.

(a) Bulk LE Products. Prior the Effective Date: (i) LE entered purchase orders (“POs”) into SRC and its Affiliates systems for all Merchandise needed for bulk initial floor loads (e.g. new goods, new locations and seasonal resets) for the LE Shops (“Bulk LE Products”); and (ii) POs for Bulk LE Products were issued in SRC’s name. For all such open PO’s for Bulk LE Products as of the Effective Date, LE shall: (i) on the Effective Date assume the risk of loss for and the obligation to pay for such Bulk LE Products; and (ii) take title to such goods: (A) for goods located in the United States, on the Effective Date, and (B) for goods outside the United States (including goods sourced overseas but not yet produced), once such goods have cleared customs in the United States).

(b) Other LE Merchandise and LE Supplies. LE retains sole responsibility for sourcing (in its own name, under its own contracts), paying for, and delivering to the Sears Locations for the LE Shops all Merchandise that is not a Bulk LE Product (e.g., replenishments of LE Bulk Products) and all LE specific supplies (currently this consists of LE branded bags and LE specific hangers, the “LE Supplies”) needed by the LE Shops.

(c) Supplier Relations. Within 5 business days of the Effective Date, LE will send each of its existing suppliers of Merchandise a notice in the form set forth in Appendix #8 (Supplier Notification). In addition, after the Effective Date, LE will directly contract with all new suppliers of Merchandise.

(d) Continued Use of SRC and its Affiliates’ PO and Related Systems. After the Effective Date, subject to the terms and conditions provided for herein, LE will continue to use SRC and its Affiliates’ purchase order and related systems (“Ordering Systems”) to enter orders for Bulk LE Products for the LE Shops and transmit them to its suppliers. SRC will endeavor to modify such Ordering Systems so that the POs generated by them are issued in LE’s name and/or under LE’s account with its supplier. LE will not use the Ordering Systems for any goods that are not Bulk LE Products. Notwithstanding the use of Ordering Systems, ownership of the Merchandise shall remain with LE (it being understood that the use of the Ordering Systems is to facilitate tracking and accounting for Merchandise within SRC’s systems).

(e) Future Orders of Bulk LE Products. After the Effective Date, LE will continue to be responsible for entering all orders for Bulk LE Products for the LE Shops’

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in the Ordering Systems and for releasing the resulting POs to its suppliers. LE will maintain a distinct EDI identifier for its purchases of Merchandise for the LE Shops and arrange for its vendors to create distinct DUNS numbers for LE. LE will cause its supplier to work with SRC and its Affiliates as LE’s agent for orders for Bulk LE Products.

(f) Movement of Bulk LE Products.

(i) Domestic Goods. For Bulk LE Products produced in the United States, SRC and its Affiliates will (when directed by LE and on LE’s behalf) continue to arrange the shipment of such goods to LE’s Dodgeville, WI distribution facility (the “LE DC”); subject to SRC and its Affiliates’ standard logistic policies (as SRC modifies them from time to time). LE will be charged for all costs SRC or its Affiliates incur in shipping such products in accordance with Appendix #2.

(ii) International Goods. For Bulk LE Products produced outside the United States, LE shall use freight forwarder(s) and carrier(s) mutually acceptable to both Parties to arrange shipment of Bulk LE Products to the LE DC under LE’s importer of record number; subject to SRC and its Affiliates’ standard logistic policies (as SRC modifies them from time to time). SRC and its Affiliates will (when directed by LE and on LE’s behalf) assist the Parties’ agreed upon freight forwarder(s) and carrier(s) with such shipments, as LE’s agent. The carrier(s) contract for the international shipment of LE Bulk Product will be in LE’s name. SRC may require the freight forwarded contracts to be in LE’s or SRC’ name. LE’s will be charged for all costs SRC or its Affiliates incur in assisting with the shipment of LE Bulk Products in accordance with Appendix #2. For clarity, the Parties agree that LE shall have sole liability for all customs duties, taxes, penalties and fines regarding the LE Bulk Products; notwithstanding any assistance SRC or its Affiliates provide or fail to provide.

(iii) Receipt of Goods by LE. LE shall receive all Bulk LE Products at the LE DC and enter them into an inventory system provided by SRC (multiple systems are used today, and they and any successor(s) to them are collectively referred to herein as the “Inventory System”). LE will also be responsible for coordinating with SRC and its Affiliates the pick-up and reshipment of such Bulk LE Products to SRC and its Affiliates’ regional replenishment centers (“Sears RRCs). LE is not permitted to store Merchandise (including LE Bulk Products) or LE Supplies in SRC’s and its Affiliates’ RRCs or other distribution facilities.

(iv) Transport of Bulk Goods to LE Shops and Receipt of Merchandise and LE Supplies. SRC and its Affiliates will (when directed by LE and on LE’s behalf): (A) arrange the shipment of LE Bulk Products from the LE DC, through the Sears RRCs (on a cross-dock basis) to SRC stores hosting the LE Shops; subject to SRC’s and Affiliates standard logistic policies (as SRC modifies them from time to time), and (B) receive the LE Supplies, the LE Bulk Products and other LE Merchandise (on an assumed receipt basis) and move them from the

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loading dock of the Sears Location, to the LE Shop location within the Sears Location, consistent with the Parties’ past practices. LE must co-ordinate the delivery of all Merchandise and LE Supplies with SRC and its Affiliates (including the quantity, timing and manner of delivery) prior to such goods shipment to a Sears Location. The Designated LE Staff will have the same role in receiving the LE Bulk Product and stocking the selling floor as they have had in the past (subject to any store wide re-distribution of receiving/stocking responsibilities SRC may implement in the future).

(g) Reconciliation and Payment of Invoices for LE Bulk Products. SRC (or its Affiliates) will, on LE’s behalf, reconcile all invoices received for LE Bulk Products ordered through the Ordering Systems and received into the Inventory System by LE (the “Bulk Invoices”), and work with LE’s supplier to reconcile any discrepancies regarding such Bulk Invoices and, if necessary, SRC (or its Affiliates) will issue charge backs against such Bulk Invoices on LE’s behalf. SRC (or its Affiliates) will, after such reconciliation, arrange for payment of the Bulk Invoices on LE’s behalf. SRC will provide LE regular reports of upcoming due dates for Bulk Invoices, amounts charged back and paid on such Bulk Invoices (by or at the direction of SRC and its Affiliates). SRC may, at any time, (i) require LE to pay SRC in advance for all amounts due under the Bulk Invoices prior to SRC making payments on such Bulk Invoices on LE’s behalf, (ii) pay Bulk Invoice on LE’s behalf and require LE to immediately re-pay SRC such amounts, or (iii) require LE to permit SRC access to a LE bank account so that SRC may direct payment of the Bulk Invoices from such LE bank account. SRC may switch between the foregoing methods of payment, at any time, in its sole discretion.

6.	MERCHANDISE/RETAIL SELLING SPACE.

6.1 Merchandise. The parties agree that the Merchandise available for sale at the LE Shops pursuant to this Agreement shall be owned by LE and except as provided for in this Agreement with respect to MOS by customer, LE shall retain title to the Merchandise until such time as it is sold by LE in the manner and subject to the terms and provisions detailed in this Agreement. Title shall pass to the customer upon sale of Merchandise by LE. Title to Merchandise that is returned or exchanged by customer and that is returned to the sales floor shall revert to LE. SRC will retain and place in an agreed upon location, receipt documents so that LE can key input the receipt documents. Upon sale of the Merchandise, SRC shall, as set forth herein, remit to LE the proceeds from Merchandise sales, less the deductions as provided for in this Agreement. Except as otherwise provided herein, all cash and other amounts collected will be co-mingled with SRC’s other transactions, and SRC will determine the net amount, per LE Shop location per day or on a weekly basis as provided in Section 4.5, due LE. All Sales Taxes collected by SRC will be handled in accordance with Section 4.6. Acceptance of consumer credit cards, debit cards, pre-paid access cards and private label credit cards (collectively “Cards”) by SRC, Cards processing and fees, expenses, settlement, and other matters related to Cards transactions are governed exclusively by the Financial Services Agreement dated as of the Effective Date by and between the Parties as amended from time to time, which Agreement and amendment(s), if any, are incorporated herein by reference.

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6.2 Dependent Services. The obligations of the SRC under this Agreement assume that LE is, and will continue to receive, credit card, gift card and other electronic payment processing and other services under the Financial Services Agreement (collectively, the “Dependent Services”). In the event that LE ceases using SRC for any of the Dependent Services (for any reason), LE shall not be relieved of its obligations under this Agreement and instead LE shall have the obligation to institute replacement services take such actions as necessary to permit the continued operation of the LE Shops. SRC shall reasonably co-operate with LE in investigating proposed to modifications to the LE Shops and SRC Services under this Agreement to permit the continued operation of the LE Shops (e.g., by allowing LE to install separate credit card terminals); however SRC shall not be obligated to implement any change, including changes to Sears Locations (including the LE Shops), SRC, its Affiliates and its/their Personnel’s systems, operations and SRC’s Services under this Agreement (each a “Proposed Dependent Services Change”) which SRC objects to, in its sole discretion. All costs and expenses associated with a Proposed Dependent Services Change shall be borne solely by LE (and LE shall immediately reimburse SRC for any such costs and expenses directly incurred by SRC, its Affiliates and its/their Personnel). All Proposed Dependent Services Changes shall be subject to Section 1.1(f) (Changes in Services).

6.3 Inventory Shrink. “Shrink” means any and all loss of Merchandise, including: the excess of the perpetual book inventory, per LE’s records, over the physical inventory counted by SRC, both stated in retail dollars. Notwithstanding any other provision of this Agreement or the Leases, LE shall solely have the risk of loss for the Merchandise. Unless otherwise agreed to in writing by the parties, SRC shall apply the same loss prevention policies and techniques to the Merchandise as SRC applies to its own property; provided that LE shall be responsible for reimbursing SRC for the cost of all security tags and other devices used in the LE Shop. If LE makes SRC aware of a potential high Shrink issue at a particular LE Shops, then SRC agrees to cooperate, at LE’s cost, with LE’s investigation on a commercially reasonable basis to research the cause.

7.	OPERATIONAL OBLIGATIONS OF LE.

7.1 Staffing Levels of LE Shops. The parties have established minimum staffing levels for the LE Shops as of the Effective Date as set forth in Appendix #2. Staffing may be increased above the minimum levels at the request and expense of LE.

7.2 LE Shop Appearance. LE will maintain the appearance of each LE Shop consistent with SRC visual merchandising policies and historical standards.

7.3 Merchandise Inventory. LE shall maintain an adequate stock of Merchandise in the LE Shops consistent with past practices and such Merchandise shall be substantially the same in terms of category, variety, assortments, sizes, and price points, as has traditionally been sold in the LE Shops prior to the Effective Date.

Any failure by LE to adequately stock and deliver Merchandise shall be deemed a material breach of this Agreement. SRC reserves the right to sell other products in the LE Shop space if LE fails to adequately stock Merchandise (LE will not be entitled to any reduction of its obligations or remuneration with respect thereto). LE shall be responsible for Merchandise damages/returns and shipping expenses to and from the LE Shops. In addition, LE shall create

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and maintain Merchandise style records on the SRC systems. These style records will include price, SKU and bar code information so as to enable SRC to accomplish matching, preparation and data exchange to LE of receipts, transfers and sales history. Subject to Section 8.7, the Parties will continue to use the same data interchange and other information technology systems that were used prior to the Effective Date. The cost of any additions or modifications to data interchange and other information technology systems that are necessary as a result of the spin-off will be LE’s sole responsibility and charged to LE.

7.4 Pricing. SRC shall have no right or power to establish or control the prices at which LE offers Merchandise in the LE Shop Program; LE exclusively retains such right and power. Upon agreement of the parties, LE may participate in SRC national store-wide sales and/or Merchandise price-off events, at LE’s Expense. The Parties will work together to establish a process and timing for SRC to provide LE with SRC’s promotional calendar for such events and related information as far in advance as reasonably practicable. Such information provided by SRC to LE is specifically included in the scope of SRC’s Confidential Business Information.

7.5 Customer Returns/Service. LE understands that SRC shall at all times maintain a general policy of “Satisfaction Guaranteed” to customers and SRC is entitled to adjust all complaints of and controversies with customers arising out of the operation of the LE Shop Program (and all customer accommodations made by SRC will be LE’s responsibility and LE will promptly reimburse SRC for such accommodations).

7.6 Compliance with Laws. Each Party shall, at its expense, obtain all permits and licenses that may be required under any applicable federal, state, or local law, ordinance, rule or regulation by virtue of any act performed by it in connection with the operation of the LE Shop Program. Each Party shall comply fully with all Applicable Laws, including Applicable Laws regarding its employees, with respect to minimum compensation, overtime and equal opportunities for employment. LE is responsible for all compliance obligations arising from the LE Shop Program and for all permits and licenses required for the operation of the LE Shop locations. In addition, LE represents and warrants that LE and all of its suppliers, subcontractors and agents involved in the production or delivery of the Merchandise to be sold in connection with the LE Shop Program shall strictly adhere to all applicable laws, regulations, and prohibitions of the United States and all country(ies) in which such Merchandise is produced or delivered with respect to the operation of their production facilities and their other businesses and labor practices, including laws, regulations and prohibitions governing the working conditions, wages and minimum age of the work force. LE further represents and warrants that Merchandise shall not be produced or manufactured, in whole or in part, by child labor or convict or forced labor.

7.7 Liens. LE shall not allow any liens, claims or encumbrances to attach to any SRC property or against any of the LE Shops (including Fees, Expenses and other liabilities or obligations to SRC which accrue hereunder (collectively, “SRC Obligations”). If any lien, claim or encumbrance so attaches or is threatened, LE shall immediately take all necessary action to cause such lien, claim or encumbrance to be satisfied and released. In the event LE fails to immediately cause such lien, claim or encumbrance to be satisfied or released, SRC may, in its sole discretion, terminate this Agreement and/or charge LE or withhold from the sales receipts retained under Section 4.3 all expenses, including attorneys’ fees, incurred by SRC in removing

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and/or resolving such liens or claims. The prohibition against liens contained in this Section shall not restrict LE’s ability to obtain financing secured by a lien on: (i) any Merchandise prior to sale to a consumer, or (ii) any Merchandise that is returned or exchanged other than MOS Merchandise, or (iii) any net accounts, proceeds, receivables or other consideration due from SRC from the sale of Merchandise (but expressly excluding the SRC Obligations) (as opposed to a consumer) (collectively, the “Proceeds”). This Section 7.8 does not apply to financing that SRC has consented to in writing as of the Effective Date.

SRC hereby acknowledges and agrees that prior to the time of the sale of any Merchandise in any LE Shop(s), LE retains all title and interest in such Merchandise. In furtherance of the foregoing and strictly for notice purposes only, SRC authorizes LE to file UCC-1 financing statements with respect to the Merchandise if required by LE’s lender; provided, however, that such UCC-1 financing statements shall clearly indicate that (a) this filing is for notice purposes only, (b) is intended only to evidence LE’s continued ownership of the Merchandise prior to sale to a consumer, and (c) such filing is not intended to evidence any debtor/creditor relationship between LE and SRC. In addition, SRC shall have the right to review all such UCC-1 financing statements prior to any filing.

8.	OPERATIONAL OBLIGATIONS OF SRC.

8.1 Staffing of LE Shop Locations. SRC shall provide adequate Personnel to staff the LE Shop locations (the “Designated LE Staff”) in accordance with the minimum staffing level requirements set forth in Appendix 2 or such higher level as may be agreed to in accordance with the terms of this Agreement, subject to local labor availability and taking into consideration the desires and characteristics communicated to SRC by LE as to the quantity, quality and skills of such Designated LE Staff. LE may, from time to time, request, for any lawful reason, that an individual be removed from the Designated LE Staff. SRC will take such requests in to account, in Good Faith, in staffing the Designated LE Staff. The Designated LE Staff shall be responsible for all sales floor responsibilities (consistent with the parties past practices), including displaying Merchandise and signage (provided by LE), tagging merchandise, interacting with customers, selling Merchandise and accepting returns and exchanges of Merchandise. As an accommodation to both parties, sales of LE Merchandise and products sold by SRC will be, consistent with the Parties’ past practices, processed at all point of sale (“POS”) locations within each Sears Location (including those in embedded LE Shop) that processed sales of products with LE Marks prior to the Effective Date; provided SRC may in the future limit sales of Merchandise to those POS locations which process apparel products sold by SRC.

8.2 Merchandise Returns, Exchanges and MOS.

(a) Returns and Exchanges. SRC shall accept returns and exchanges (collectively “Returns”) from customers in the LE Shops and at other SRC POS locations (regardless of whether such location has an LE Shop), of: (i) LE Merchandise and (ii) products sold by LE through other channels (e.g., catalog, Landsend.com, LE inlet stores, collectively “Non-LE Shop Products”) consistent with past practices for the types of goods SRC has accepted in the past and in accordance with SRC’s standard policies. LE shall reimburse SRC for all amounts paid by SRC to customers in

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connection with such Returns. For all Non-LE Shop Products which are not recognized by SRC “POS Terminals” (as defined below), SRC will return such products to LE, at LE’s expense and LE will be responsible for handling the return or exchange with the customer, unless SRC has done so at the POS (as a customer accommodation). Returns of all LE Merchandise presented at a Sears POS Terminal will be handled by SRC, at LE’s expense. All Returns of Merchandise originally sold through an LE Shop which SRC’s Personnel deem to be saleable (and which are part of the current assortment) will be returned to the sales floor, and all other Returns of Merchandise originally sold through an LE Shop will be marked out of stock (“MOS”) and will become SRC’s property without any payment due LE; for clarity the parties acknowledge that the consideration for this transfer is included in the other pricing in this Agreement.

(b) MOS. LE may from time to time MOS certain of its Merchandise by making the appropriate MOS entries in SRC’s system. The LE Designated LE Staff will remove such Merchandise from the sale floor and box it up for shipment to the CRCs. SRC will liquidate such Merchandise through its providers and pay over to LE the net proceeds of the sales of such Merchandise consistent with practices in place as of the Effective Date. LE will be responsible for all Fees and expenses associated with SRC removing such MOS from the sales floor and preparing such MOS Merchandise for transport.

8.3 Fixtures. LE is the owner of the existing fixtures in the LE Shops. If LE requests additional or replacements fixtures, such fixtures will be separately priced, and if agreed to by the parties in writing, SRC will acquire and install such fixtures on LE’s behalf and at LE’s expense. All new and replacement fixtures must be consistent with SRC visual merchandising policies and be must be approved by SRC. If SRC has fixtures in store inventory that are not currently being utilized, SRC may permit (but shall not be obligated to permit) use of such fixtures by LE subject to reasonable terms and conditions.

8.4 POS. At its expense, SRC shall furnish point of sale terminals (each “POS Terminal”) for its locations, some of which, consistent with the parties past practices, will be located in certain LE Shops. Each POS Terminal will be of a size and design satisfactory to SRC, in its sole discretion, and at all times remains SRC property. SRC shall maintain the software necessary to operate the POS Terminal and any changes to such software shall be provided at the expense of SRC; however if LE requests any changes to the POS Terminals (including the software used in connection therewith); then such requested change shall be treated as a Service Change (and addressed pursuant to Section 1.1(f) (above); provided further that all changes to the POS Terminals required for the LE Shop Program shall be done at LE’s sole cost and expense (including changes that are necessary to effectuate this Spin-Off or any change in Applicable Law that affects the LE Merchandise and the LE Program).

8.5 LE Kiosks. Prior to the Effective Date, LE has provided certain kiosks for certain of the LE Shops (the “LE Kiosks”). SRC shall maintain such LE Kiosks (at LE’s sole expense) as provided for in Appendix #2. LE shall be responsible for any new or replacement Kiosks which it wishes to provide (each of which will be addressed treated as a Service Change (and addressed pursuant to Section 1.1(f).

8.6 SRC Right to Change LE Shop and Sears Location Operations. The parties acknowledge and agree that the LE Shops are intended to be operated consistent with the

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standards and practices of the Sears Locations and SRC reserves the right, in its sole discretion, to change its standards and practices for the Sears Locations, which may affect the services to be provided to LE under this Agreement. LE shall have no right to contest such change in standards and practices for the LE Shops and Sears Locations.

8.7 Quantity and Nature of Service. Except as otherwise provided in this Agreement, there will be no change in the scope or level of, or use by, LE of Services during the Service Period (including changes requiring the hiring or training of additional employees by SRC) without the mutual written agreement of the Parties and adjustments, if any, to the charges for such Services; provided, however, SRC may make changes from time to time in the manner of performing Services (including changes to its, its Affiliates’, and its Personnel’s systems without LE’s consent), notwithstanding that specific third party contractors (at times referred to as “Vendors”) may be listed on Appendix #2). LE will not resell any Services, provide the Services to any joint-venture or non-wholly owned subsidiary, or otherwise use the Services in any way other than in connection with the operation of the LE Shops.

8.8 Standard of Care. Except as otherwise set forth in this Agreement, SRC does not assume any responsibility under this Agreement other than to render the Services in Good Faith without willful misconduct or gross negligence. SRC MAKES NO OTHER GUARANTEE, REPRESENTATION, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS, AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SRC WILL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE (INCLUDING PRIORITIZATION of SRC PERSONNEL (INCLUDING LE DESIGNATED ASSOCIATES) AMONG PROJECTS FOR SRC, SRC’S AFFILIATES, AND LE); PROVIDED THAT SRC ASSOCAITES WHO ARE FILLING THE “DEDICATED CONSULTATIVE SELLING ASSOCIATES - LANDS’ END” AND THE “ASSISTANT STORE MANAGER - LANDS’ END” ROLES WILL BE PRIMARILY DESIGNATED TO PERFORM THE SERVICES; PROVIDED, HOWEVER THAT SRC MAY USE ANY EXCESS CAPACITY OF SUCH DESIGNATE PERSONNEL FOR NON-SRC WORK.

8.9 Responsibility for Errors; Delays. SRC’s sole responsibility to LE for errors or omissions in Services caused by SRC will be to furnish correct information or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SRC, SRC will promptly furnish such corrections at no additional cost or expense to LE if LE promptly advises SRC of such error or omission.

8.10 Good Faith Cooperation; Alternatives. SRC and LE will use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services including acquisition of required third party contractor consents (if any). If SRC reasonably believes it is unable to provide any Service because of a failure to obtain third-party contractor consents or because of impracticability, SRC will notify LE promptly after SRC becomes aware of such fact and the Parties will cooperate to determine the best alternative approach.

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8.11 Use of Third Parties. SRC may use any Affiliate or any third-party contractor (including former Affiliates) to provide the Services; provided, however, that SRC shall at all times remain responsible for such third parties’ performance under this Agreement.

8.12 Assets of LE. During the Service Period, (i) SRC and its Affiliates and third-party contractors may use, at no charge, all of the software and other assets, tangible and intangible, of LE (together, the “Assets”) to the extent necessary to perform the Services (but for no other purpose), and (ii) LE will consult with SRC prior to upgrading or replacing any of the Assets that are necessary for SRC to provide the Services.

8.13 Ownership of Data and Other Assets. Neither Party will acquire any right, title or interest in any Asset that is owned or licensed by the other and used to provide the Services. All data provided by or on behalf of a Party to the other Party for the purpose of providing the Services will remain the property of the providing Party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither Party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by SRC and utilized in performing this Agreement, will be and remain the property of SRC and may not be sold, transferred, disseminated, or conveyed by LE to any other entity or used other than in performance of this Agreement without the express written permission of SRC.

8.14 Contact Person. Each Party will appoint a contact person (each, a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Appendix #9. Each Party will have the right at any time and from time to time to replace its Contact Person by written notice to the other Party.

9.	CONFIDENTIALITY; CONFIDENTIAL PERSONAL INFORMATION.

9.1 Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party whether or not it is marked “Confidential” or “Proprietary”. The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

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9.2 Confidential Personal Information.

(a) All individually-identifiable information regarding SRC’s employees and/or customers provided by SRC to LE or otherwise collected from a consumer in an LE Shop or in connection with the LE Shop Program, including but not limited to, names, addresses, telephone numbers, account numbers, customer lists, and demographic, financial and transaction information (“Confidential Personal Information”), even if the same or similar individually-identifiable information is shared by SRC with LE or collected by or on behalf of LE by SRC, is deemed confidential and owned exclusively by SRC or its Affiliates and any bank who issues a Sears-branded charge card to such customer. This Section 9.2 shall not apply to information developed by LE, without the use of Confidential Customer Information, provided that LE is not using such information on SRC’s behalf. If the express purpose of collecting specific Confidential Personal Information is to share said information with LE, such as through an “opt-in” to an LE promotional email list, and such purpose is properly disclosed to the customer at the time such information is collected (“Shared Confidential Personal Information”), then the parties shall jointly own that Shared Confidential Personal Information (unless otherwise prohibited by Applicable Law; in which case SRC shall be become the sole owner of such Shared Confidential Personal Information and LE will cease its use).

(b) Confidential Information as used herein shall include Confidential Personal Information and Shared Confidential Personal Information.

9.3 Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information for a period of ten years from the date or receipt.

(a) Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

(b) Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its and its Affiliates’ current or former Personnel.

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(c) Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems or one copy retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

9.4 Treatment of Confidential Personal Information.

(a) LE shall use Confidential Personal Information only as necessary for conducting the LE Shops Program. LE shall not duplicate or incorporate the Confidential Personal Information into its own records or databases. LE shall restrict disclosure of Confidential Personal Information to its employees who have a need to know such information to perform under this Agreement. LE is liable for any unauthorized disclosure or use of Confidential Personal Information by any of its Personnel.

(b) LE shall not disclose the Confidential Personal Information to any third party, including any affiliate or subsidiary of LE, permitted subcontractor, or other agent without the prior written consent of SRC and the written agreement of such third party to be bound by the terms of this Section 9. Unless otherwise prohibited by law, LE shall: (x) immediately notify SRC of any legal process served on LE for the purpose of obtaining Confidential Personal Information; and (y) permit LE adequate time to exercise its legal options to prohibit or limit such disclosure.

(c) LE shall establish and maintain written policies and procedures designed to ensure the confidentiality of the Confidential Personal Information. Copies of such policies and procedures shall be provided to SRC upon SRC’s request.

(d) LE shall notify SRC promptly upon the discovery of the loss, unauthorized disclosure or unauthorized use of the Confidential Personal Information and shall indemnify SRC and hold SRC harmless for such loss, unauthorized disclosure or unauthorized use, including attorneys’ fees.

(e) LE shall permit SRC to audit LE’s compliance with the provisions of this Section at any time during LE’s regular business hours.

9.5 Exceptions to Confidential Treatment. The obligations under this Section 9 do not apply to any Confidential Information that the Receiving Party can demonstrate (A) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (B) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (C) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (D) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (E) legal counsel’s advice is that the Confidential Information is

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required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 9.6 (Protective Arrangement) below, or (F) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 8.5 (Protective Arrangement) below.

9.6 Protective Arrangement. If the Receiving Party determines that the exceptions under Section 9.5(E) or Section 9.5(F) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

9.7 Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information.

10.	REPRESENTATIONS AND WARRANTIES.

Without limiting or disclaiming any implied representations or warranties, LE represents, warrants and covenants, as of the Effective Date and continuing in effect throughout the term of this Agreement, that:

10.1 Merchandise. (a) all Merchandise: (i) conforms to its specifications, (ii) is fit and sufficient for the ordinary purpose for which Merchandise is used, (iii) is free from defects in workmanship, materials and packaging, (iv) is free from defects in construction and design, and (v) is fit and sufficient for the purpose stated on any packaging, labeling or advertising,; (b) upon transfer of the Merchandise to the Customer or SRC, as applicable, the title for such Merchandise is free and clear of any encumbrance, and (c) all test data and other claim substantiation provided by LE is accurate and properly described by LE.

10.2 Advertising. All claims made by LE in any packaging, labeling, advertising, or other consumer material, including LE Provided Content, in connection with any Merchandise or LE Mark relating to Merchandise: (a) comply with Applicable Law, (b) are true and have been substantiated before such claims are made, and (c) contain all applicable warnings and instructions in the assembly, installation, use, repair, servicing and maintenance of the Merchandise.

10.3 Intellectual Property. (a) all Intellectual Property rights (other than Intellectual Property rights owned by SRC or licensed by SRC from third parties) and LE Provided Content used by LE in connection with Merchandise or in the production of Merchandise, are either: (i)

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owned by LE or (ii) are licensed by LE and LE has the right to license them to SRC in connection with such Merchandise and the sale of such Merchandise, for use or further resale and (b) Merchandise, including LE Provided Content, does not, at any time, infringe any Intellectual Property right of any person, corporation or other entity.

10.4 Authority and Compliance with Law. (a) LE has the right, power and authority to: (i) enter into each Agreement, (ii) perform its obligations under this Agreement; and (iii) grant to SRC the rights provided under this Agreement; (b) LE’s execution, delivery and performance of this Agreement has been duly authorized, are in compliance with this Agreement, are legally binding and enforceable in accordance with its terms, and do not violate any other agreement, restriction, or Applicable Laws; (c) all Merchandise strictly complies with, and all Merchandise Production occurs strictly in compliance with, all Applicable Laws; (d) LE and its Personnel who are involved in Merchandise Production or the installation, repair, display, possession, servicing, use, maintenance, delivery or sale of Merchandise shall each, during this Agreement, strictly comply with all Applicable Laws, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et. seq., as amended, which LE acknowledges applies to the business relationship with SRC hereunder, and such other national or regional anti-corruption or anti-bribery laws that may apply to either LE or LE’s business relationship with SRC, and those governing the working conditions, wages, hours and minimum age of the work force; (e) Merchandise Production does not involve at any time, in whole or in part, any use of child, convict or forced labor; and (f) all prices charged and allowances made available to SRC by LE are in compliance with U.S. antitrust laws, including the requirements of the Robinson-Patman Act. LE shall provide SRC with a guaranty of compliance with the foregoing in such form as SRC may designate with respect to any Merchandise.

10.5 Antidumping. (a) all sales of Merchandise are made at no less than fair value under the United States antidumping law and (b) no government has provided a countervailable subsidy for Merchandise actionable under U.S. law. LE shall indemnify SRC for (x) all antidumping and countervailing duties imposed on all Merchandise that is: (i) sold prior to the date of publication of the International Trade Administration’s preliminary determination of sales at less than fair value or prior to the date of publication of the existence of countervailable subsidies and (ii) exported or imported before the date of publication of the International Trade Administration’s final determination of sales at less than fair value or the existence of countervailable subsidies and (y) any expenses (including reasonable attorneys’ fees) and administrative costs incurred by SRC and its Affiliates in their participation in any United States antidumping or countervailable duty proceeding involving any warranted Merchandise.

11.	DEFENSE AND INDEMNITY; LIMITATION OF LIABILITY.

11.1 Indemnification by LE. LE shall at its sole cost defend, indemnify, and hold harmless: (a) SRC, (b) all of SRC’s past, present and future affiliates, (c) all past, present, and future Representatives of each of the foregoing entities, and (d) all other persons directly or indirectly involved in the distribution or sale of Merchandise (each an “SRC Indemnified Party”); against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees, disbursements and costs of investigation and cooperation) of every kind and nature incurred by any of the SRC Indemnified Parties arising from all allegations

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(including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any SRC Indemnified Party and any third party, whether or not SRC’ obligations under Section 11.2 (Indemnification by SRC) apply, arising out of or relating to any of the following (collectively, the “LE Defended Claims”): (i) the infringement, misuse, dilution, misappropriation or other violation of any Intellectual Property rights in any way relating to or affecting Merchandise (including all LE Provided Content) (ii) or any unfair competition involving Merchandise (including LE-Provided Content); (iii) arising from the LE Shops, the LE Shop Program, and this Agreement (iv) the loss, unauthorized disclosure or unauthorized use of the Confidential Personal Information by LE, or through LE Personnel (e.g., compromised login-ids, etc.); (v) death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any latent or patent defect in Merchandise, including improper design, manufacture, construction, assembly, installation, repair, display, packaging, service or design of Merchandise, failure of Merchandise to comply with any specification or samples or with any express or implied warranties of LE, or any claim of strict liability in tort relating to Merchandise; (vi) each breach by LE or its Personnel of this Agreement (including LE’s representations, warranties and covenants); (vii) the packaging, tagging, labeling, packing, shipping, delivery and invoicing of Merchandise; (viii) the packaging, labeling or advertising claims made by LE; (ix) the display, assembly or installation of Merchandise; or (x) the assertion by a third party of a security interest, right of replevin or other legal interest created by a factoring or other credit arrangement in any amount due LE under this Agreement not expressly consented to by SRC in writing (or any amendment hereto) existing now or later signed by SRC and LE relating to Merchandise. Despite the foregoing sentence, LE is not obligated to defend, indemnify and hold harmless any SRC Indemnified Party for any LE Defended Claim based only on: (x) a breach of this Agreement by SRC; (y) any negligent act or omission, or willful misconduct of SRC, its Affiliates, or their respective Representatives in performance of this Agreement. and (z) infringement of third party Intellectual Property rights caused by LE’s use of SRC Intellectual Property in the manner approved by SRC in writing. LE shall retain defense counsel satisfactory to SRC and shall diligently and professionally defend each SRC Indemnified Party from each LE Defended Claim and LE shall timely provide periodic reports to SRC and consult with SRC’s Personnel in conducting the defense of the LE Defended Claims and otherwise cooperate fully with the SRC’s reasonable requests; provided that only with respect to LE Defended Claims arising under Section 11.1(i) involving Intellectual Property rights owned or licensed by SRC (except those licensed from LE) and any claims of unfair competition involving Merchandise, SRC may, at its election and at any time, take control of the defense and investigation of said LE Defended Claims and employ attorneys and other consultants, investigators and experts of its own choice to manage and defend any such LE Defended Claims at LE’s cost and expense. If any of LE’s obligations under this Section 11.1 are not enforceable under Applicable Law and an SRC Indemnified Party and LE are found to be liable to a third party in connection with the Merchandise or this Agreement, then SRC and LE shall each contribute to the payment of any judgment awarded in favor of such third party in proportion to their comparative degrees of culpability.

11.2 Indemnification by SRC. SRC will at its sole cost defend, indemnify, and hold harmless LE and its Affiliates, and their respective Representatives (“LE Indemnified Parties”); against any and all costs, liabilities, losses, penalties, expenses and damages (including

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reasonable attorneys’ fees, disbursements and costs of investigation and cooperation) of every kind and nature incurred by any of the LE Indemnified Parties arising from all allegations (including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any SRC Indemnified Party and any third party, arising out of or relating to any of the following (collectively, the “SRC Defended Claims”) (i) bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SRC or its Affiliates during the performance of the Services, or (ii) the intentional infringement of any copyright or trade secret by an Asset owned by SRC or its Affiliates and used by SRC in the performance of the Services (together, “SRC Defended Claims”). Notwithstanding the obligations set forth above in this Section 11.2, SRC will not defend, indemnify or hold harmless LE, its Affiliates, or their respective Representatives to the extent that such SRC Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (a) a breach of any provision of this Agreement by LE; (b) any negligent act or omission, or willful misconduct of LE, its Affiliates, or their respective Representatives in performance of this Agreement; or (c) with respect to infringement claims: (I) LE’s use of the Asset in combination with any product or information not provided by SRC; (II) LE’s distribution, marketing or use for the benefit of third parties of the Asset; (III) LE’s use of the Asset other than as contemplated by this Agreement; or (IV) information, direction, specification or materials provided by or on behalf of LE. LE Claims and SRC Claims are each individually referred to as a “Claim.”

11.3 Notice. LE shall notify SRC’s General Counsel in writing by certified mail, return receipt requested, within five (5) business days after LE has: (a) knowledge of any claim or allegation of infringement, misuse, dilution, misappropriation or other violation of any Intellectual Property right in any way related to or affecting Merchandise, including LE-Provided Content, (b) knowledge of any safety issue with any Merchandise, (c) knowledge of any allegation by a government agency (including the U.S. Consumer Product Safety Commission, the U.S. Department of Agriculture and the U.S. Food and Drug Administration and such equivalent foreign government agencies, departments and commissions) that the government agency (i) has initiated a formal or informal inquiry, investigation or proceeding in any way related to or affecting Merchandise; or (ii) asserts that Merchandise is not or may not be in compliance with laws; or (d) reported to any government agency that Merchandise is not or may not be in compliance with Applicable Law or contains or may contain a defect that could create a risk of injury or death.

11.4 Joint Claims. If a third-party claim, demand, litigation, or suit involves allegations for which both Parties may invoke the obligation of the other Party to defend them under this Agreement (“Mixed Claims”); then LE shall defend both Parties and their Representatives from such Mixed Claims, at LE’s sole reasonable expense, provided that SRC may elect to take on the defense of such Mixed Claims.

11.5 Procedure. In the event of a Claim, the Indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Agreement except to the extent the indemnifying Party is materially prejudiced by such failure. Except as otherwise expressly provided for above, upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through

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counsel of its choice, and will give notice of its intention to do so to the Indemnified Party within 20 business days of the receipt of such notice from the Indemnified Party. The indemnifying Party will not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. Each Party must obtain the other Party’s prior written consent for any other settlements that would affect the other Party, including one that would place new or different obligations or restrictions on the Indemnified Parties of the other Party or restrictions upon the sale (or disposition) of the Merchandise. The Indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

11.6 Limitation of Liability. EXCEPT FOR (I) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTION 11.1, AND SECTION 11.2, AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, AND (III) BREACH OF SECTION 8.13 (OWNERSHIP OF DATA AND OTHER ASSETS), IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, OR LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF SRC AND ITS AFFILIATES FOR ANY ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED AS PROVIDED FOR IN SECTION 8.8 AND SECTION 8.9 ABOVE AND FOR ALL OTHER ALL CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED BE THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES RECEIVED BY SRC UNDER THIS AGREEMENT DURING THE PRIOR SIX (6) MONTHS PRIOR TO THE DATE SUCH CLAIM AROSE.

11.7 Independent Obligation. The obligations of each Party to defend, indemnify and hold harmless, the other Parties’ Indemnified Parties under this Section are independent of each other and any other obligation of the Parties under this Agreement.

12.	INSURANCE.

(a) LE shall maintain during the Service Period: (i) commercial general liability insurance, with a contractual liability to the extent provided for under such insurance covering LE’s indemnity obligations under the Leases, and with limits of not less than $2,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) per occurrence, (ii) workers’ compensation insurance as required by statute, and employer’s liability insurance in the

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amount of at least $500,000 per occurrence, and (iii) “all-risk” property damage insurance (“Hazard Insurance”) including Builder’s Risk protecting against all risk of physical loss or damage, including sprinkler leakage coverage in amounts not less than the actual replacement cost, covering LE’s inventory, personal property, furniture, wall coverings, floor coverings, trade fixtures and equipment within the LE Shops and within 100 feet of the LE Shops for damage or other loss caused by fire or other casualty or cause including vandalism and malicious mischief, theft, explosion, and water damage of any type, including sprinkler leakage, bursting and stoppage of pipes. All insurance required hereunder shall be provided by insurers of recognized financial responsibility with a Best’s (or its equivalent) rating of at least A- and VIII and shall be licensed in the State in which each LE Shop is located. Hazard Insurance shall include replacement cost coverage to the extent of at least one hundred percent (100%) thereof and the amount shall satisfy any coinsurance requirements under the applicable policy. LE’s insurance shall be primary, and any insurance maintained by SRC or any other additional insureds hereunder shall be excess and non-contributory. Liability insurance shall name “Sears Holdings Management Corporation and its subsidiaries and affiliates” as additional insureds per endorsement CG 20 10 07 04 or equivalent. Insurance must also provide a broad form Vendor’s endorsement naming “Sears Holdings Management Corporation and its subsidiaries and affiliates” as additional insureds. Such endorsement must be provided on ISO Form CG 20 15 11 88 or its equivalent. Any insurance required to be carried by LE pursuant to this Section 12 may be carried under a policy or policies covering other liabilities (including, without limitation, blanket coverage so long as the aggregate amount required hereunder is on a per-location basis) and locations of LE’s business.

(b) LE shall maintain, or cause any contractor of LE (a “Contractor”) performing work at an LE Shop to maintain, during the period that the Contractor is performing the work, insurance as follows:

(i) Commercial General Liability including Premises Operations, Products and Completed Operations Liability, Independent Contractors Liability, Contractual Liability and Broad Form Property Damage Liability, with limits of no less than Two Million Dollars ($5,000,000) combined single limit. Such liability insurance shall provide coverage for explosion, collapse and underground exposures if applicable, and contractual liability coverage, shall insure the Contractor and any subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to property of others, arising from operations under contracts, whether such operations are performed by the Contractor or by any subcontractor. Such insurance shall include the condition that it is primary and that any liability insurance maintained by SRC or any other additional insured is excess and non-contributory.

(ii) Workers’ Compensation at statutory limits, as required by the state where the work is being performed, and Employer’s Liability with limits of no less than $500,000 each accident or occupational disease.

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(iii) Comprehensive Automobile Liability Insurance, which shall include bodily injury and property damage liability, including the ownership, maintenance and operation of any automobile equipment owned, hired and non-owned including the loading and unloading thereof, with limits of at least $2,000,000 for each accident.

(iv) Builders’ Risk as included in LE’s Hazard Insurance insuring all of LE’s inventory, personal property, furniture, floor coverings, fixtures and equipment within the premises and within 100 feet of the LE Shop, against all risks of physical loss or damage.

(v) A broad form Vendor’s endorsement naming “Sears Holdings Management Corporation and its subsidiaries and affiliates” as additional insureds. Such endorsement shall be provided on ISO Form CG 20 15 11 88 or its equivalent.

LE shall obtain and maintain a certificate of insurance from each Contractor and make the certificate available to SRC upon request.

(c) Such insurance set forth in subsection (b) above shall be obtained from insurers of recognized financial responsibility who shall be licensed in the state in which each LE Shop is located. LE shall provide SRC with SRC in being additional insureds, shall be named as additional insureds under the insurance policies described in this Section 11. The certificates of insurance, to the extent the same is standard in the industry, shall provide that the coverage shall not be changed or cancelled, without at least ten (10) days’ notice to SRC, provided that if Contractor’s insurance company in its certificate to SRC will state only that (i) the coverage will not be “materially” changed (as opposed to simply “changed”) without prior notice to SRC, and/or (ii) it will “endeavor to give” at least ten (10) days prior written notice to SRC (as opposed to simply agreeing to give such notice), and it is standard in the insurance industry that an insurance company would provide only such wording, the Contractor’s insurer may provide such wording in the certificate of insurance to SRC.

(d) Waiver of Subrogation Rights. Each party hereto has hereby remised, released, and discharged and does remise, release, and discharge the other party hereto and any officer, agent, employee, or representative of such party of and from any claims, rights of recovery, or liability whatsoever (and each party hereby waives all rights of subrogation) hereafter arising from loss, damage, or injury caused by fire or other casualty of the type that is required to be insured under the policies of insurance required to be maintained by the releasing party as of the date of any casualty, SUCH WAIVER TO BE EFFECTIVE REGARDLESS OF THE CAUSE OR ORIGIN OF SUCH DAMAGE OR LOSS INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF A PARTY HERETO OR ANY OF ITS OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES. LE shall procure an appropriate clause in or endorsement to any policy of insurance covering SRC’s personal property, inventory, fixtures, furnishing and equipment located in the LE Shop, wherein the insurer waives subrogation or consents to a waiver of its right of recovery.

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13.	TERMINATION.

13.1 Termination By LE. LE’s right to terminate this Agreement are limited to the co-terminus termination of this Agreement upon expiration or termination of the Lease of a LE Shop under the applicable Lease as provided for in Section 2 (Term) above.

13.2 Termination by SRC. Upon the occurrence of any of the following breaches (each an “LE Default”), SRC may provide written notice to LE of such LE Default and if LE does not cure such LE Default within ten (10) days, SRC may terminate this Agreement:

(a) There is an assignment with respect to which SRC has not consented in accordance with Section 14.4.

(b) LE makes any unauthorized use, duplication or disclosure of Confidential Information in violation of Section 9;

(c) LE fails to secure and maintain appropriate insurance coverage as set forth in Section 10;

(d) A petition is filed either by or against LE in any bankruptcy or insolvency proceeding, or any property of a party passes into the hands of any receiver, assignee or creditor;

(e) LE materially misuses or makes an unauthorized use of SRC’s Marks in violation of Section 3;

(f) LE fails to make payment of any amounts due hereunder; or

(g) LE materially fails to comply with any other provision of this Agreement.

13.3 Termination on Store Closing. This Agreement shall terminate with respect to any affected store location due to the closing of the Sears Location, including following any fire or other casualty. LE shall not be entitled to any notice of such store closing prior to a public announcement of such closing pursuant to this Agreement. This provision shall not affect any notice requirements set forth in the Leases. LE waives any claim that it may have against SRC for damages, if any, incurred as a result of such closing.

13.4 Cross Default. LE’s breach of any of the Cross Default Agreements constitutes a breach by LE of this Agreement (which breach may only be cured, if at all, in accordance with the express provisions of the affected Cross Default Agreement). Furthermore, if LE wrongfully terminates a Cross Default Agreement or if LE’s breach of a Cross Default Agreement results in the SHC Entity counterparty terminating that agreement; then SRC may also terminate this Agreement for cause. SRC’s remedies under this Section 13.4 are in addition to and not in lieu of any and all other legal and equitable remedies available to SRC upon LE’s breach of this Agreement.

13.5 Effect of Termination. Upon expiration or termination of this Agreement, each Party shall immediately pay all amounts owed to the other Party.

13.6 Wind-Down Activities. Prior to expiration and upon notice of termination of this Agreement, or the lease for any LE Shop location, SRC shall, at LE’s expense, (collectively, the “Wind-down Activities”): (a) perform an orderly removal of fixtures, LE property, and Merchandise from the LE Shop; (b) leave the LE Shop area in a “broom clean” condition; and (c) pack and ship LE Merchandise, property, and fixtures to LE; provided that if LE has not paid all amounts due under this Agreement and the Ancillary Agreements, SRC may liquidate such LE property and apply the proceeds to amounts due SRC and its Affiliates under such agreements. LE must maintain an adequate stock of Merchandise through the expiration or termination of the location. If LE fails to maintain an adequate stock of Merchandise through the expiration or

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termination of a location, SRC shall be entitled to utilize unused space, including LE fixtures, at SRC’s sole discretion. For clarity, the parties note that this Agreement shall remain in effect, notwithstanding any such termination or expiration, of the underlying Lease for the duration of the Wind-down Activities; provided that SRC shall not be obligated to provide any Services other than the Wind-down Activities during such time with respect to such LE Shop. LE must provide SRC sufficient notice to allow SRC to complete the Wind-Down Activities during the term of the Lease applicable to each LE Shop; LE shall be solely responsible for all hold-over rent and other costs incurred as a result of such Wind-Down Activities not being completed during the normal term of the applicable Lease.

14.	MISCELLANEOUS.

14.1 Third Party Agreements. The Parties anticipate that SRC will be relying upon its and its Affiliates existing agreements with third parties (including the Shared Agreements) to provide certain of the Services described herein (“Third Party Agreements”) and that the Parties have assumed that SRC’s and/or its Affiliates’ counterparty under each such Third Party Agreement (the “Third Party Vendor”) will permit SRC and/or its Affiliates to procure goods, services and/or license software, as applicable under such Third Party Agreement, on behalf of LE, at no additional cost, as if LE were an affiliate of SRC and/or its Affiliates under such Third Party Agreement. If: (a) SRCs or its Affiliates’ costs, fees, or expenses increase under the terms of such Third Party Agreements, or (b) the Third Party Vendor demands or is entitled to additional costs, fees, or expenses now or in the future, as a result of LE receiving benefits under such Agreement, then, in addition to all other amounts due hereunder, LE shall be liable for its proportionate share of all increased amounts under subsection (a) and all of the increased amounts under subjection (b), in each case as such amounts are determined by SRC in Good Faith. SRC will notify LE once it learns of any increased amounts due under the immediately foregoing sentence, and will work with the Third Party Vendor to try to mitigate such cost increase. To the extent any such Third Party Agreement includes early termination fees (or similar charges, “Termination Fees”), LE will be solely responsible for any such Termination Fees SRC or its Affiliates incur as a result of the Separation of LE and/or LE ceasing to use the Services under this Agreement.

14.2 Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access

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is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

14.3 Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

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14.4 Assignment. LE may not assign its rights or obligations under this Agreement without the prior written consent of SRC, which consent may be withheld in SRC’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by LE for which assignment SRC’s prior written consent will be required. SRC may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of LE; provided that any such assignment will not relieve SHMC of its obligations and liabilities hereunder. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

14.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.5):

If to SRC, to:

Sears, Roebuck and Co.

3333 Beverly Road – Mailstop AC-363A-A

Hoffman Estates, Illinois 60179

Attn.: Jim Ferguson

Facsimile: (847) 286-1024

Email: Jim.Ferguson@searshc.com

With a Copy To:

Sears Holdings Corporation

3333 Beverly Road - Mailstop B6-210B

Hoffman Estates, Illinois 60179

Attn.: General Counsel

Facsimile: (847) 286-2471

Email: Dane.Drobny@searshc.com

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If to LE, to:

Lands’ End, Inc.

5 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attn.: SVP Retail

Facsimile: 608-935-6550

Email: marla.ryan@landsend.com

With a Copy To:

Lands’ End

5 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attn.: General Counsel

Facsimile: 608-935-6550

Email: Karl.Dahlen@landsend.com

14.6 Publicity. All publicity regarding this Agreement is subject to Section 14.5 (Public Announcements) of the Separation Agreement.

14.7 No Third Party Rights. Except for the indemnification rights under this Agreement of any SHC or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

14.8 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

14.9 Entire Agreement. This Agreement (including the Exhibits, Appendixes and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

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14.10 Equitable Relief. Each Party acknowledges that any breach by a Party of Section 3 (Use of Marks and Advertising), Section 8.3 (Ownership of Data and other Assets), Section 9 (Confidential Information) or Section 14.2 (Computer Access) of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief,; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 14.7 (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

14.11 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

14.12 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

14.13 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SRC and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

14.14 Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

14.15 Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board.

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14.16 Dispute Resolution. Except as provided for in Section 14.11 (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

14.17 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Jurisdiction. Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 14.5.

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(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.18 (c).

14.18 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., ..pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

14.19 Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Section 4 (Fees), Section 8.13 (Ownership of Data and Other Assets), Section 9 (Confidentiality), Section 10.3 (Intellectual Property), Section 11 (Defense and Indemnity; Limitation of Liability), Section 14.10 (Equitable Relief), and Section 14.17 (Governing Law; Jurisdiction).

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

LANDS’ END, INC.		SEARS, ROEBUCK AND CO.

By:		By:

Name:		Name:

Its:	Chief Executive Officer	Its:

Retail Operations Agreement – Signature Page

APPENDIX #1

GLOSSARY

The following defined terms will have the meaning ascribed to them below. Other terms are defined in the body of this Agreement. All defined terms include the singular and the plural form of such terms.

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to SRC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.

“Ancillary Agreements” has the meaning ascribed to it in the Separation Agreement.

“Applicable Law” means all applicable common law, laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

“Claims” means, as applicable, the LE Defended Claims and the SRC Defended Claims.

“Competitor” has the meaning ascribed to it in the Separation Agreement.

“Competitor Affiliates” has the meaning ascribed to it in the Separation Agreement.

“Cross Default Agreements” means the Ancillary Agreements except the Co-Location and Services Agreement.

“Dispute” has the meaning ascribed to it in the Separation Agreement.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“Financial Services Agreement” has the meaning ascribed to it in the Separation Agreement.

“Indemnified Party” means, as applicable, the LE Indemnified Parties and the SRC Indemnified Parties.

“Intellectual Property” has the meaning ascribed to it in the Separation Agreement.

“LE Entities” has the meaning ascribed to it in the Separation Agreement.

“LE Provided Content” means all content or information regarding Merchandise furnished by or on behalf of LE (whether in print or electronic form) in connection with the Merchandise, SRC and its affiliates websites or otherwise, including marketing and advertising materials (including joint advertisements by the Parties), promotional materials, point of sale displays, content on packaging, product development information and material, all literature, product descriptions, tags, labels, text, graphics, photographs, video and audio, installation and service instructions and training materials, owner’s manuals and service manuals.

“Merchandise” means the following: apparel, including blouses, tops, tunics, suits, blazers, jumpers, dresses, hats, jackets, jumpsuits, long and short coats, jackets, sweaters, mufflers, lingerie, scarves, ties, bow ties, collars, swimwear, skirts, jeans, slacks, shorts, short sets, exercise wear, socks, underwear, leotards, tights, leg warmers, sweatshirts, sweat pants, t-shirts, sports bras, warm-ups, sweatbands, jogging suits and body suits, and other related apparel accessories.

“Merchandise Production” means the development, design, production, manufacture, construction, assembly, packaging, tagging, labeling, shipping and invoicing of Merchandise.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities. and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.

“Sears Location” shall mean the SRC store in which the LE Shop resides.

“SHC” means Sears Holdings Corporation.

“SHC Entities” has the meaning ascribed to it in the Separation Agreement.

“Subsidiaries” has the meaning ascribed to it in the Separation Agreement.

“Representatives” means Personnel, partners, shareholders, and members.

“Shared Agreements” has the meaning ascribed to it in the Separation Agreement.

“SHC Board” has the meaning ascribed to it in the Separation Agreement.

“Stockholding Change” has the meaning ascribed to it in the Separation Agreement.

“Transition Services Agreement” has the meaning ascribed to it in the Separation Agreement.

End of Appendix #1

APPENDIX #2

SERVICES AND FEES

Appendix #2

The services described in this Appendix apply only to the operation of LE Shops

Service or Business Area	Services		Fees/Methodology For Determining Fees
FINANCE & ACCOUNTING

Finance and Accounting Services			$1500/month for accounting services
General Ledger	•	Compile and load general ledger information for LE Shops into Essbase financial reporting database, EIS and financial transaction databases to be used for internal reporting and analysis by LE. SRC will inform LE of any material processing errors or material data feed issues that would impact LE’s financial results.

	•	Provide LE limited read-only access to the SRC finance general ledger system to process all accounting-related activities for LE Shops Program business, including PeopleSoft GL and stand-alone Stock Ledger processing. LE will not modify or make any entries into the SRC accounting systems.

System processing	Process files and load data for the following system interfaces as they relate to the LE Shops Program business:

	•	Purchase order processing/receipt of goods processing

	•	Markdown processing

	•	Receipt processing from LE

	•	Freight transactions

	•	Return goods processing (Central Returns Center)

	•	Return goods process (returns to LE)

	•	Invoice matching/vendor payment/adjustments

	•	Inventory shrink calculations and write-offs

	•	Miscellaneous gross margin adjustments

	•	In-transit reconciliations

	•	Point of Sale file processing

	•	Payroll processing and transfers of payroll costs to LE for dedicated staffing

	•	Marketing expense and charge outs to LE

	•	Logistics expenses

	•	Third-party payment fees

	•	Insufficient funds check expenses

	•	IT expense allocations

	•	Other miscellaneous expenses and allocations

Schedule 5.1 Page A - 1

Appendix #2

Service or Business Area	Services			Fees/Methodology For Determining Fees
Accounts payable	Process invoices that pertain to the LE Shops Program business
POS

	1. POS Systems – Provide existing POS systems for LE Shops Program transactions.			Activation of POS new divisions for LE will be charged to LE at SRC’s then-current hourly labor rate

2.         POS offer execution. This includes creation and execution of barcodes, offers at POS (on receipt), and any updates to POS-based marketing functionality (e.g. offers based on market basket triggered at POS by the purchase of specific merchandise)

3. POS integration.
		a.	Creation and activation of POS divisions for new LE product lines
		b.	Creation and maintenance of POS items, including sale and special event items and price changes

		c.	Management of coupon/bar code system for LE Shops

		d.	Operation of POS terminal sales; cash, check, credit processing at POS
		e.	Credit charge-back follow up

4.

Layaway – SRC will continue to provide access and support for the existing layaway functionality in all retail locations. SRC will instruct its associates not to offer or support the creation of new layaway contracts after the Effective Date.

	5.	Employee Discounts (as this functionality existed as of the Effective Date, absent written agreement of the parties to the contrary)

LOSS PREVENTION	Provide inventory Services for LE Shops Business consisting of the following (service only provided upon request):

Fee for inventory services is based on the then-current third-party rates at the time of the inventory. The current rate with RGIS is $45.06 per thousand items counted.

Physical inventory counts that occur at times when the rest of the FLS store is not conducting a physical inventory count will be treated as a special request and will be charged at the negotiated cost (third party counting the inventory) plus administration fee to negotiate the special request and coordinate scheduling.

General Inventory Safety

Initial physical inventory scheduling and service provider management

Physical inventory process management (data feeds to/from vendor/store/corp/)

Point of contact for inventory related questions, rescheduling requests, concerns

Disaster related inventory assistance

Schedule 5.1 Page A - 2

Appendix #2

Service or Business Area	Services	Fees/Methodology For Determining Fees
Consecutive rescheduling requests handled at rate of then-current hourly rate ($62/hour on Effective Date)

Provide Technology, Merchandise Protection & Physical Security Management consisting of the following:

Update of merchandise protection and security tagging standards for LE Shops

Manage SRC third-party contractors for security guards, repairs, upgrades as needed

Manage burglar alarm & fire alarm systems maintenance agreement and facilitate needed repairs

Manage electronic article surveillance systems maintenance and facilitate needed repairs

	Provide Closed Circuit TV consultation & solutions for new store construction, existing site improvements/retrofits	Closed Circuit TV services charged at then-current hourly rate ($55/hour on Effective Date)

Provide Crisis & Emergency Management Services (as needed)

Weather monitoring and notification Services

Crisis response and planning Services

Provide risk assessment models and mitigation strategies

Manage public sector partnerships (FEMA/Department of Homeland Security)

Critical incident reporting and management system

Consultative services charged at then-current hourly rate ($65/hour on Effective Date)

Schedule 5.1 Page A - 3

Appendix #2

Service or Business Area	Services	Fees/Methodology For Determining Fees

General Safety Management (as needed)

Access to safety, health, and HAZMAT shipping manuals, training and procedures

Regulatory agency issue management

Core safety processes development and management

Identification and management of personal protective equipment and safety supply lists

Accident reporting and investigation training programs

Manage pest control service contract and inspections

Administration and management of awareness program and material

Management of hazardous materials

	Critical Safety Management. SRC will determine, in its discretion, when a SRC or third-party contractor resource is used (as needed).	At then-current hourly rate ($62/hour on Effective Date) per SRC employee as needed for Services, third-party contractor resources at actual contractor fees
Critical accident management (amputations, fatalities, etc.) Critical Health Management (bed bugs, etc.) Regulatory Agency Activity Management

	Ongoing Safety Expenses by LE Shops businesses: SRC will determine, in its discretion, when a SRC or third-party contractor resource is used (as needed).	At then-current hourly rate ($62/hour on Effective Date) per SRC employee as needed for Services; third-party contractor resources at actual contractor fees.

Personal protective equipment procurement and repair

Associate Employee training

Safety Equipment Purchase

Fire department citation payments

DOT settlement payments

Hazmat permits and license fees

Miscellaneous safety purchases, fees, equipment, etc.

Annual fire and extinguisher inspections

Schedule 5.1 Page A - 4

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees
Provide Loss Mitigation and Resolution Services to LE Shops including but not limited to (as needed):

Any required third-party contractor resources charged to LE at actual cost

Additional cycle shrink reporting, analysis, and research charged at then-current hourly rate ($62/hour on Effective Date)

Investigation work conduct at then-current rates ($62/hour on Effective Date.

Awareness program and training material to mitigate loss exposure (limited to SRC program material, may require third-party contractor resources)

Cycle shrink reporting

Civil demand & restitution collection management.

Provide loss prevention support for investigative purposes

Background / social network investigations

Business / owner investigations

Theft investigation management to resolve and apprehend dishonest customers and employees

Provide Loss Prevention (“LP”) Database Administration and LP System Support Services to LE including but not limited to (as needed):

Case/incident management

Refund management support

Content management for LP related materials

Management of LP audit solution

Fraud mitigation & investigation of SRC supported e-commerce and payment systems

Reporting and application environments for LP related content

New applications or system enhancements charged at then-current hourly rate ($71/hour on Effective Date)

LE SHOPS LABOR PLANNING AND STAFFING SUPPORT (RETAIL SERVICES IN HOFFMAN ESTATES)	LE Shops Labor and Expense Planning Support Services

	1.	SRC enters LE provided store monthly division level sales, payroll dollars, hours and LE Manager headcount into the Retail Services Store Plan systems and ultimately SRC Financial Systems. LE submits a file providing this data by store by month to SRC 3 days before SRC store plans lock.

	2.	SRC develops store financial and staffing plans to enable processing of LE catalog returns through backroom team.

	3.	SRC calculates LE store associate benefits expense
	4.	Store Plan revisions due to LE Shops staffing change decisions will be processed within 10 working days in order to enable best possible weekly labor demand/initial schedules (WFM or Workforce Management scheduling system)

Schedule 5.1 Page A - 5

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees
Post-Annual event Store Labor or Expense Re-Plan

	1.	Store labor /expense plan development for LE Shops locations added during the plan year

a. Plans delivered by SRC within 10 business days of receipt of final sales and assumptions on a per-request basis

LE Shops Labor Scheduling Support Services

	1.	SRC executes monthly load of LE Shops sales and hours to store scheduling database.

	2.	SRC updates scheduling database configuration annually for LE Shops minimum staffing rules by store location (data provided by LE)

	3.	SRC calculates daily productivity targets to drive labor demand for store scheduling.

	4.	SRC generates volume forecast, labor demand, and initial schedules in Workforce Management scheduling system on a weekly basis

	5.	Ad hoc services: SRC modification of Workforce Management scheduling system to support store staffing tests, pilots and initiatives. The services that LE requests of the SRC Labor & Expense Management team will be negotiated relative to available resources, time needed, expected outcome, expected delivery date and project cost.

Staffing Support Services

	1.	SRC develops and manages a Staffing Guide indicating headcount needs for the Designated SRC Stores each month

	2.	SRC modifies Staffing Guide to support staffing tests, pilots and initiatives as agreed between LE and SRC.

Labor data reporting and requests/reporting

1.

SRC will provide the following reporting:

a. 2nd Monday following fiscal month end national level store labor billing recaps are prepared and sent to members of the LE Dodgeville team

b. Weekly forecast data exported from scheduling system, excel file emailed to LE Dodgeville

c. Weekly LE (Dedicated staffing) Dollars/Hours spent by store exported from payroll system data, excel file emailed to LE Dodgeville

d. Weekly a file is created and made available on a shared drive to the LE team (current contact is Timothy.Schell@Landsend.com). The file will contain

Schedule 5.1 Page A - 6

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees

info for every FLS store that sells LE: “Plan Hours”, “System Forecast Hours, “Manager Forecast Hours,” “Under LRQ Scheduled Hours,” “Under LRQ Actual Hours,” “Actual Hours,” “Training Hours,” “Scheduled Hours.”

e. Weekly a file is created and made available on a shared drive to the LE team (current contact is BillySands@Landsend.com). The file will contain “Plan Hours,” “System Forecast Hours,” “Manager Forecast Hours,” “Scheduled Hours.”

	2.	Ad hoc services: LE periodically requests ad-hoc data from the SRC Labor Planning Team and/or SRC Labor Management (WFM) team. Such requests have included actual vs. scheduled hours by day for a particular store or group of stores, % of LE Shop transactions that flow through a particular register vs. non-LE Shop transactions. The services that LE requests of the SRC Labor &Expense Management team will be negotiated relative to available resources, time needed, project scope, expected delivery date and project cost.

Store Associate Commission/Incentive Calculations

	1.	SRC will provide the following calculations:

a.

Daily – LE FDA Program - as part of scheduled production processing, LE FDAs are calculated on prior day’s qualifying sales/returns received via SRC POS/LCI data feed. At the end of the morning process, the FDA sales/calculations are displayed on the Associate Commission Portal at Associate/Transaction level, viewable by the associate and store managers/human resources.

b.

Weekly – LE FDA Program - (Sunday night, and if necessary for late reporting stores, Monday Morning), LE FDA calculations (combined with all other FDA calculations), by associate, are passed to the Peoplesoft Payroll system for inclusion in the next scheduled paycheck. Monday afternoon, an excel spreadsheet, reporting the prior week’s LE $3-for-3 payouts, is sent via email to specified individuals at LE Dodgeville

c.

Daily – LE Direct - a file is received from LE, normally by 7:00am. The file contains SHIPPED, RETURN and BACKORDER status transactions. LE Direct FDAs are filtered and calculated on prior day’s sales/return. Calculation is dependent on data sent from LE team in Dodgeville. At the end of the morning process, the FDA sales/calculations are displayed on the Associate Commission Portal at Associate/Transaction level, viewable by the associate. Backorder status is also displayed to the associate.

Schedule 5.1 Page A - 7

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees
	2.	Additional services available on a per-request basis. An example would be the LE “Save a Sale” Program (scheduled to end 2/2/2014). Any incremental commission/incentive services that LE requests of the SRC Labor & Expense Management team must be received at least 3 weeks prior to potential start date and will be negotiated relative to available resources, time needed, project scope, expected delivery date and project costs.

“As Requested” Services
	1.	Additional services as mutually agreed upon in writing by the Parties. Each additional service priced individually based on mutually agreed-upon scope of work and requested delivery time

STORE LEVEL LABOR STAFFING SUPPORT (SEARS FULL LINE STORE LOCATIONS)	Human Resources support
	1.	Recruiting/onboarding of store associates
	2.	Processing of associate unemployment claims
	3.	Processing/review of workers’ compensation charges
	4.	Train new hire on store practices, including use of POS terminals
	5.	Performance appraisals/reviews

RETAIL SERVICES
Signing When requested by LE, SRC receives department and promotional signage from LE associates and will install within LE Shops consistent with the parties’ past practices.

Housekeeping services SRC shall provide routine janitorial service in the LE Shops, consistent with the janitorial services regularly performed in the Designated SRC Store.

Customer complaint resolution Execute existing customer complaint resolution process

SRC/LE Communications

	1.	Facilitate communication of SRC store-wide events to LE Shop associates

	2.	Facilitate communication of LE programs and events to SRC merchants and store associates

	Commissions Expense Pay commissions/incentives to store associates for LE Shop merchandise or services sold.		Actual cost based on commissions/incentives paid to store associates for LE Shop sales (2013 forecasted costs at this methodology: $12,875)

Schedule 5.1 Page A - 8

Appendix #2

Service or Business Area	Services	Fees/Methodology For Determining Fees
*Staffing levels determined pursuant to Retail Operations Agreement. Staffing levels as of Effective Date are identified on Schedule A attached hereto.

*Dedicated Consultative Selling Associates - Lands’ End

LE Shop-specific sales, member assistance, sales floor merchandising, and replenishment, merchandising adjacency moves within the LE Shop space, and all LE Shop merchandise pricing tagging/signing activity (promotional, clearance, etc.) LES agrees to ensure that each shop is staffed with at least one associate available to assist members in every hour the store is open. Requests to deviate from this standard must be agreed to in advance by both parties. SRC will consult LE regarding rates to be paid to the Dedicated LE Associate, but SRC will determine in its sole discretion the rates paid to the Dedicated LE Associate.

Actual cost based on associates’ Peoplesoft department - direct charge to business (2013 forecasted costs at this methodology: $24,617,036)

*Assistant Store Manager – Apparel Manage the LE Shop business in the store and lead/train associates in the department in stores with no dedicated LE salaried manager

Billed using the following formula:

(Actual cost of Apparel Assistant Store Manager *(store level LE Sales / store level Apparel ASM Sales) = fee

Apparel ASM Sales are the sales of the divisions that the Apparel ASM manages.

*Assistant Store Manager - Lands’ End

Dedicated to Management of the LE Shops Program business in the store and lead/train associates in the department. SRC will consult LE on the salary to be paid to the ASM-LE, but SRC will determine in its sole discretion the salary paid to the ASM-LE.

Where dedicated LE manager in place, billed direct at actual cost. (2013 forecasted costs at this methodology: $1,580,580)

Complete Reset or merchandising projects

Request non-LE Shop associate assistance to complete merchandise resets (changes to how merchandise is displayed in the store or the addition or dropping of new or old product)

Only as requested by client and subject to store resource availability. Billed based on work hours purchased at actual cost. (2013 forecasted costs at this methodology: $111,559)

Re-Pricing (re-ticketing)

Request non-LE Shop associate assistance in locating merchandise, re-locating/consolidating as required, and affixing new price sticker and/or sign to each piece of merchandise and to fixture.

Only as requested by client and subject to store resource availability. Billed based on work hours purchased at actual cost. (2013 forecasted costs at this methodology: $3,645)

Schedule 5.1 Page A - 9

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees

Sales floor Replenishment – Divisional Shops only

Move overstock merchandise from stockroom to sales floor. Daily inspections of sales floor and replenishment/ordering of merchandise for bins/hook that are low or zero stock.

Only as requested by client and subject to store resource availability. Billed based on work hours purchased at actual cost. (2013 forecasted costs at this methodology: $82,823)

	Receive, prep and move merchandise Receive merchandise into store, Prepare merchandise for sales floor. Move all received merchandise to sales floor, move overstock back to stockroom		Individual store time standards and labor wage rates. (2013 forecasted costs at this methodology: $912,189)

	Merchandise Pick-up service Includes basic Merchandise Pick-up services, web-to-store, .com returns		Individual store time standards and labor wage rates. (2013 forecasted costs at this methodology: $27,244)

	Remodel/startup payroll Extraordinary one time payroll cost for support of major remodels by store associates outside of the dedicated LE team		Only as requested by client and subject to store resource availability. Billed at actual cost on work hours purchased.

	Benefits SRC cost of payroll taxes, medical, associate personal days (vacation, holidays, illness, etc.) associated with labor devoted to support of LE Shop.		Billed using the following formula: (National LE Payroll $ / National Total Payroll $)*National Benefits Expense = fee. 2013 forecasted costs at this methodology: $5,773,014)

Workers’ Comp/Return-to-Work expenses SRC cost of workers’ compensation claims and/or Return-to-Work expenses for dedicated LE Shop store associates (both exempt and non-exempt)

Assumed Receipt Receiving Policy and Procedure

	1.	LE items arriving to stores through SLS deliveries will be received using standard SRC assumed receipt policy and procedure with Advanced Shipping Notice (ASN) item detail information

	2.	LE items arriving to stores through UPS deliveries will be received using standard SRC DC to store receiving policy and procedure with Advanced Shipping Notice (ASN) item detail information

Schedule 5.1 Page A - 10

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees
	3.	Inventory validation or reconciliation requests from LE which are not part of our base assumed receipt policy and procedure will be handled via a Special Project Request at Special Project rate.

Merchandise Preparation

	1.	Associates will identify and separate LE product from all other brands

	2.	Organize LE product by division and place on LE fixtures

	3.	Apparel items requiring to be rehung on LE wooden hangers will be prepped according to merchandise presentations standards provided by LE

	4.	All apparel items will be stripped of plastic, tissue and cardboard prior to being placed on the floor

	5.	Place EAS or ink tags on all required items according to Loss Prevention tagging guidelines. LE will approve any changes to current guidelines.

Merchandise Return Notifications (MRN)

	1.	Associates locate and pull all identified items associated with a MRN for further inventory and shipping processes

	2.	Associates will scan MRN items into the Markdown Recording System to reduce inventory and on-hand counts

	3.	All scanned items will be packaged and sent back to the Central Return Center (CRC) with a red label for further processing

	4.	MRN validation or reconciliation requests from LE which are not part of our base assumed MRN policy and procedures will be handled via a Special Project Request at Special Project rate.

	Handling of LE Catalog Returns		Returns handling incremental costs to be calculated at the then-current hourly rate ($154 /1,000 at the Effective Date) for each incremental return transaction.
	1.	Processing by Cashier (member return at POS) and Backroom team (handling/shipping of returned merchandise) associates across the Full Line Stores chain
	2.	Provide LE an extract of the SRC POS transfile (via NFX) of all LE return transactions
	3.	Should LE return volume exceed then-current levels (2,253,821 return transactions processed in Sears Full Line Stores annually) on a monthly basis (See 2013 Catalog return rates listed on Schedule B attached hereto), incremental costs will be billed to LES. Return volumes at or below the then-current levels are not billed.

	4.	These costs are not included as payroll in the benefit calculation

End of Season Mark Out of Stock (MOS)

	1.	LE product will be identified for end of season MOS as inventory that has not sold after establish end of season markdowns

Schedule 5.1 Page A - 11

Appendix #2

Service or Business Area	Services		Fees/Methodology For Determining Fees
	2.	Unsold inventory will be marked down to zero dollars through the standard Price Change Notice process
	3.	Dedicated LE associates will be responsible for removing zero value items from the sales floor and stage for backroom processing
	4.	Backroom associates will package and sent all zero value items back to the Central Return Center (CRC) with a yellow label for further reverse flow processing

Detail control center	Detail Control Center POS Transaction Processing

	1.	Processing for POS fallout, missing and out-of-balance transactions
	2.	Processing of POS debit reversals
	3.	Resolution of layaway contracts and corresponding item and order status changes
	4.	Provide research, investigation, analytics and case resolution support of Citi and third party credit card dispute and chargeback cases

Check Processing Expenses	SHMC incurs check guarantee expense. LES will be charged monthly for check acceptance costs based on SHMC check expense.		Rate based on balance of check sales by Business Unit (2013 forecasted charge on this methodology: $22,813)

Business Licenses	SRC will obtain any business licenses on behalf of LE upon request		Actual cost

New Store Opening/PMM Support	As needed, LE may require SRC/PMM support to open new store locations. These services will be provided on an “as needed” basis.		Fees to be negotiated at time of service request.

LOGISTICS & DISTRIBUTION
Transportation	1. Domestic Transportation:

•       Receipt of replenishment shipments via UPS (charged to LE)

•       SRC transports goods from its distribution centers to stores. This service includes:

•       Contracting for domestic inbound/outbound transportation through a sequential combinatorial bid process using historical lane volumes and store clusters. Lanes awards to carriers take into account the least cost alternative that meets the service requirements

•       Managing flow of merchandise from DC to all LE Shop locations

•       Establishing store delivery schedules from DC’s to LE Shop based on historical volumes.

Transportation Services: Freight Charges will be passed through to LE at actual cost.

Ad Hoc Services

$50 per man hour

Fee Adjustments: On each anniversary of the Effective Date of this Agreement, LE’s fees are subject to an annual adjustment per SRC’s cost structure.

Schedule 5.1 Page A - 12

Appendix #2

Service or Business Area	Services					Fees/Methodology For Determining Fees

Freight Cost Allocation: SRC will allocate freight costs to LE as follows: The total transportation cost of each shipment is allocated to LE based on the percentage of each LE destination’s shipping volume to the total volume shipped in that transport.

Rates and costs are subject to change based on rate negotiations with SRC’s carriers’ as outlined in the carrier contracts and as warranted by changing market conditions.

	2.	Inbound Vendor Cross Docking				Current Fixed (Monthly): $32,600
		•	SRC will provide cross-dock access into the Designated Company Stores.

		•	Cross dock cartons by 2 forms:

			1.	Cross dock Inbound Vendor cartons from upstream DCs and move cartons to stores while providing systemic information of contents (JIT, RIM Flow and Central Stocking processes)

Variable Handling: based on receipt and disbursement volume and vary by flowpath (e.g., automatic cross-dock). Rate at actual cost.

Variable Handling: based on receipt and disbursement volume and vary by flowpath (e.g., automatic cross-dock). Rate at actual cost.

			2.	Cross dock Vendor Direct to Store cartons via servicing RRC (EMP Expedited Merchandise Process)
				a.	RRC acknowledges the carton ID (no receipt) as arrived at RRC and ships out on next store delivery
				b.	RRC passes vendor provided information via ASN to store. Store receipt triggers payment to vendor.
		•	Move cross dock cartons to stores on next outbound delivery. DCs do not stock cross dock product

	2014 Full RRC Rate Table:					ACD rate: $0.20/ctn

Schedule 5.1 Page A - 13

Appendix #2

Service or Business Area	Services			Fees/Methodology For Determining Fees

Fixed: LE will be billed fixed amount set annually based upon previous year’s DC handling expenses attributed to LE.

LE will be charged variable handling rates for RRC services for merchandise shipped directly from an RRC to a LE store, if that service is requested at a rate of actual cost.

Rate & Fee Adjustments: On each anniversary of the Effective Date of this Agreement, LE’s rates and fees are subject to an annual adjustment per SRC’s cost structure.

Crossdock Warehouse Distribution
	1.	Special Project Requests		Special product rate to be negotiated by the parties on a project-by-project basis.
		•	Special requests for non-standard services, such as re-ticketing or re-cartonization, will be charged to LE on a per-project basis.

		•	Special Project Requests shall be billed at Special Project rate.

		•	All Special Project Requests will be handled through SRC assigned Manager of Supply Chain Operations for LE and through the SRC Director of Return Logistics for LE

	2.	Disposition of Unsalable, Defective and Obsolete Goods		CRC handling services are billed on a per scan basis. Rate at actual cost.
		•	Process DC returns to Vendor via RA procedures (Return Authorization)
		•	Provide liquidation service (sell to salvager, destroy/deface and dispose) per LE direction

		•	Manage the liquidation of damaged merchandise (assigned to damage bin) per LE guidelines	Transportation rates are based on the average size of the item and charged per scan. LE is assigned a rate based on the average cube per selling unit.
		•	SRC manages store liquidation recoveries such as Store RA flowing via SRC’s reverse logistics network.
		•	Salvage revenue is derived from recovery of salvageable merchandise. Rate is set by BU in accordance with our agreement with third party(s).

Schedule 5.1 Page A - 14

Appendix #2

Service or Business Area	Services					Fees/Methodology For Determining Fees

Fixed rate set at beginning of year based on prior year actual fixed costs attributed to LE. Fixed charges represent the portion of the CRC expense that does not vary with volume.

2014 CRC Rates are as follows:

CRC Handling: $0.349/scan

Transportation: $0.130/scan

Supplies: $0.068/Scan

Fixed (Monthly): $16,611

Salvage Revenue: passed through based upon actual receipt.

	3.	Logistics Administrative Services

		•	Customer Service

			❖	SRC will assign a Manager of Supply Chain Operations (MSCO) to act as single point of contact for LE. The following services are included:

				•	Works with business on new initiatives and defining new requirements

				•	Provides escalation support for day-to-day activities

		•	Work on behalf of LE Shops:

			•	For claims – Overs/Shorts/Damages (OS & Ds)

		•	Return Logistics (Central Return Centers)

			•	Manage all Vendor return and product liquidation processes/ agreements

	4.	Inventory Management

SRC will assist with the resolution if inventory management issues, including the following:

				•	No ASN found

				•	All ASN’s sent to one store; product sent to correct store

				•	All ASN’s sent to correct store, product sent to wrong store

	5.	Returns:				If LE requests this service, the parties will negotiate and agree
Return, stock balancing/redeploy events at LE’s request

Schedule 5.1 Page A - 15

Appendix #2

Service or Business Area	Services				Fees/Methodology For Determining Fees
			•	SRC removes product from inventory	to the cost in writing per Section 1.1(f) of the Retail Operations Agreement prior to the performance of the service.
			•	SRC ships to CRC

	6.	Finance Support:			Transportation-related invoices and freight bills charged at actual cost.
		•	SRC pays transportation-related invoices and freight bills and subsequently allocates that expense to LE
		•	SRC creates reports for internal LE accounting purposes
		•	SRC provides a third-party transportation claims processing module with the following functionality:
			1.	Creation of claims against transportation carriers
			2.	Monitor offset of claims receivables against FOB payable
			3.	Implement routine and necessary collection efforts
			4.	Exercise hold payment if necessary
			5.	Resolve disputes
		•	Provide third-party post-audit on all small package transactions
• Create journal entries based on transactional data
IT SERVICES

Service or Business Area

Information Analytics & Innovation

File Exchanges

SRC will continue to prepare and transmit the file exchanges detailed in the attached Schedule C (File Exchanges). Four files are large data extracts from the SRC CDW (Customer Data Warehouse) and fees associated with provision of these files are based on CPU (Central Processing Unit) consumption:

$4,600.00/month Subject to increase or decrease based on CPU consumption.
- letxnext.txt
- leitmtext.txt

Schedule 5.1 Page A - 16

Appendix #2

Service or Business Area	Services	Fees/Methodology For Determining Fees

- lemkdntext.txt

- lemethtext.txt

There are a limited number of system IDs that are used to transmit and receive these file exchanges. The CPU consumption associated with these system IDs and application platforms are used to arrive at the pricing.

Daily Sales Flash Report	SRC creates and sends daily LE Sales Flash Report to LE Executives via email distribution list

LE Kiosks
Provide maintenance and support service for the in-store Lands End kiosks which include 59 kiosks implemented in 2013 and 307 new kiosks to be deployed in early 2014. All kiosks will utilize the Windows 7 operating system and were purchased with a 3 year warranty from the manufacturer.

Support Services -

The maintenance and support service will include physical hardware maintenance (which relies upon the 3 year hardware warranty), in-store support as well as Level 2 and 3 support, software distribution, rebuilds, issue resolution and anti-virus protection. Level 2 Support includes complex problem determination activities, problem isolation, circumvention support, problem resolution, fix testing and delivery, and the analysis of performance-related problems. Level 3 Support includes the activities described as Level 2 plus appropriate engagement with applicable third-party hardware, software and/or service providers. LE will be liable for any increased costs resulting from units not being under a manufacturer’s warranty.

Schedule 5.1 Page A - 17

Appendix #2

Service or Business Area	Services				Fees/Methodology For Determining Fees
	Quantity	Monthly Rate	Monthly Expense	Annual Expense	$0/month Subject to increase if the number of active in-store kiosks increase and/or version of Operating System changes and/or cost changes from service providers.
Desktop Support (SHC)	366	$0	$0	$0
Hardware Service		$0	$0	$0

VDI/Cloud Access for LE Corporate

Support Services -	Provide Virtual Desktop support for Windows XP and Cloud Infrastructure access.				$2,422/month Subject to increase or decrease based on the number of VDI accounts active, version of Operating System and/or cost changes from service providers.
	Quantity	Monthly Rate [1]	Monthly Expense	Annual Expense
VDI Support Services	27	$21.28	$574.56	$6,894.72
Cloud Access		$68.41	$1,847.07	$22,164.84

Schedule 5.1 Page A - 18

End of Appendix #2

APPENDIX #3

MASTER LEASE

See attached [x] page document.

End of Appendix #3

APPENDIX #4

MASTER SUB-LEASE

See attached [x] page document.

End of Appendix #4

APPENDIX #5

EFFECTIVE DATE

End of Appendix #5

APPENDIX #6

SRC MARKS

“SEARS” Trademark Applications and Registrations

(As of 02/04/14)

Trademark	Status	Appln/Reg No.	Goods/Services
sears	Registered	4,327,638	035: Retail department store services and online department store services

	Registered	2,985,558	035: Retail department store services

SEARS	Registered	2,764,442	035: Retail department store services

	Registered	2,989,790	035: Retail department store services

	Registered	2,985,557	035: Retail department store services

SEARS	Registered	2,916,293	036: Financial services, namely, credit card services

SEARS	Registered	2,982,911	035: Retail department store services and estimating of contracting work 039: Car rental services 041: Portrait photography 043: Travel agency services, namely, making reservations and booking for temporary lodging, restaurants and meals

Registered	3,809,026	035: Retail department store services

Registered	3,721,025	035: Retail department store services

Registered	3,711,219	035: Retail department store services

Registered	3,707,791	035: Retail department store services

Registered	2,621,139	035: Retail department store services

Registered	2,321,954	035: Retail department store services

Registered	1,529,006	042: Retail store and catalog services

End of Appendix #6

APPENDIX #7

LE MARKS

Mark	Appln/Reg No.	Current Owner	Goods/Services
LANDS’ END	85/792,686	Lands’ End Direct Merchants, Inc.	003: Body creams; Body lotions; Body sprays; Cosmetics; Fragrance emitting wicks for room fragrance; Fragrance sachets; Hair lotions; Hair shampoos and conditioners; Hair styling preparations; Nail polish; Perfume; Potpourri; Scented room sprays; Shower and bath gel; Skin soap 004: Candles

LANDS’ END	1,263,612	Lands’ End Direct Merchants, Inc.	018: Bags-Namely, Duffle Bags and Liners, Garment Bags for Travel, Unfitted Toilet Kits, Carry-On Bags, and Tote Bags 025: Clothing-Namely, Shirts, Shorts, Slacks, Trousers, Jackets, Belts, Robes, Ties, Swim Trunks, Skirts, Sandals, Parkas, Sweaters, Shoes, Hats, Gloves, Socks, Boots, Warmup Suits, and Raingear-Namely, Jackets, Pants, Coveralls and Hats 042: Retail Store and Mail Order Sales Services in the Fields of Wearing Apparel, Sporting Goods, Luggage, Housewares, Sailing and Camping Equipment, Personal Accessories, Weather Indicators, Stationery, and Related Items

End of Appendix #7

APPENDIX #8

SUPPLIER NOTIFICAITON

[Lands’ End Letterhead]

[Lands’ End Vendor Business Name]

[Address]

Re: Separation of Lands’ End from Sears Holdings Corporation

Dear                     ,

Recently, Sears Holdings Corporation announced that Lands’ End Inc. (“Lands’ End”) will be spun-off as a separate stand-alone company from Sears Holdings Corporation. The separation will be effective                     , 2014 (the “Separation Date”). [Vendor business name] (“you”) currently manufacture for Sears, Roebuck and Co. (“Sears”) merchandise bearing Lands’ End trademarks. Because Lands’ End will be a separate standalone business, merchandise bearing Lands’ End trademarks will now be purchased solely by Lands’ End and Sears will no longer have any financial responsibility for those purchases. POs issued prior to the Separation Date are not subject to this notice. You will continue to work with Sears on their fulfillment, payment and any other issues related to such POs.

If you desire to continue to manufacture merchandise for Lands’ End, your company will need to create a separate account for the supply of Lands’ End merchandise to Lands’ End, including separate Order and Pay DUNS# for Lands’ End. We would like you to complete the new documentation with Lands’ End and create the DUNs #s within ten days of your receipt of this letter to facilitate the continued supply of merchandise to Lands’ End.

By accepting future purchase orders for Lands’ End merchandise, you agree that:

1)	All POs accepted by you after the Separation Date will be solely between you and Lands’ End, subject to and governed by the Lands’ End POTC, and you will look solely to Lands’ End for payment and any other recourse for issues related to such POs.

2)	The Sears Universal Terms and Conditions into which you entered with Sears will no longer be effective with respect to, and Sears will no longer be responsible for, POs issued for Lands’ End merchandise after the Separation Date.

3)	You will look solely to Lands’ End concerning such POs even though such POs may be issued in Sears name for the benefit of Lands’ End.

To facilitate uninterrupted business for Lands’ End, Sears and Lands’ End have entered into an agreement by which Sears will continue to provide certain merchandise ordering services to Lands’ End. Sears will be operating as agent for Lands’ End for the issuance of POs after the Separation Date, and you will continue to work with the same business contacts at Sears and Lands’ End as you did prior to the Separation Date. POs for Lands’ End will be specifically identified as either from Lands’ End or for its benefit.

We appreciate your prompt response to this notice and look forward to a successful continued business relationship.

Yours Truly,

End of Appendix #8

APPENDIX #9

CONTACT PERSONS

SRC Contact Person:	Sandra Stone
Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, IL 60179
Mailstop: AC-209A-A
(847) 286-8023
sandra.stone@searshc.com

LE Contact Person:	Marla Ryan
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
608-935-4198
marla.ryan@landsend.com

End of Appendix #9